                              SUB-ADMINISTRATION AGREEMENT

(American Independence Funds Trust II)

This AGREEMENT (“Agreement”) is made as of _____________, 2013 by and between UMB Fund Services, Inc. (“UMB”) a Wisconsin corporation, and American Independence Financial Services, LLC (the “Adviser”), a Delaware limited liability company.

WHEREAS, Adviser has entered into an Administration Agreement (the “Administration Agreement”), with American Independence Funds Trust II (the “Trust”), a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interest in one or more separate series as are listed on Schedule A hereto and any additional series the Adviser and UMB may agree upon and include on Schedule A as such Schedule may be amended from time to time (each, along with any series which may in the future may established, a “Fund and collectively, the “Funds”); and

WHEREAS, pursuant to the Administration Agreement, Adviser has agreed to provide certain administration services for the Funds; and

WHEREAS, Adviser desires to retain UMB to assist it in performing certain administration services for the Funds; and

WHEREAS, UMB is willing to perform such services, and Adviser is willing to retain UMB, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, Adviser and UMB agree as follows:

1.                  Retention of _UMB_.

(a)        Adviser hereby appoints UMB, subject to the supervision, direction and control of the Trust’s board of trustees (the “Board”), to furnish the Funds with the services described in Schedule B to this Agreement (the “Services”).

            (b)        Adviser hereby represents and warrants to UMB that this Agreement has been disclosed to the Board, and that Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated under this Agreement, including amounts expended by the Adviser under this Agreement.

2.                  Services as Sub-Administrator

(a)                Subject to the direction and control of the Board and the Adviser and utilizing information provided by the Adviser and its current agents and service providers for the Trust, UMB will provide the services set forth on Schedule B hereto.  The duties of UMB shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against UMB hereunder unless otherwise mutually agreed upon by the Adviser and UMB.

(b)               The Adviser shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, fund accountant, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMB and to provide UMB with such information, documents and advice relating to the Funds and the Trust as necessary and/or appropriate or as requested by UMB, in order to enable UMB to perform its duties hereunder.  In connection with its duties hereunder, UMB shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMB by an officer of the Funds or representative of the Funds or Adviser, or by any of the aforementioned persons.  UMB shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Adviser.  UMB shall not be held to have notice of any change of authority of any officer, agent, trustee, representative or employee of the Trust or Adviser, investment adviser(s) or service provider until receipt of written notice thereof from the Trust.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(c)                The Board and the Funds’ investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, all applicable provisions of the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information.  UMB’s monitoring and other functions hereunder shall not relieve the Board and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(d)               The Adviser hereby certifies that each Fund is lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to UMB as of the date of this Agreement.

(e)        UMB may utilize agents and/or subcontractors (“Sub-Agents”) to perform some or all of UMB’s obligations under this Agreement; provided, however, that UMB shall be fully responsible for the acts of such each Sub-Agent and shall not be relieved of any of its obligations under this Agreement by the appointment of a Sub-Agent.

(f)        UMB may apply to Adviser at any time for instructions and may consult with counsel for Adviser and/or the Trust and with accountants and other experts with respect to any matter arising in connection with UMB’s duties, and UMB shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.  UMB shall notify Adviser at any time UMB believes that it is in need of the advice of counsel (other than counsel in the regular employ of UMB or any affiliated companies) with regard to UMB’s responsibilities and duties pursuant to this Agreement.  After so notifying Adviser, UMB, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing (subject to the approval of the Adviser, which approval shall not be unreasonably withheld), such advice to be at the expense of Adviser unless relating to a matter involving UMB’s willful misfeasance, bad faith, gross negligence or reckless disregard of UMB’s responsibilities and duties.

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(g)        In performing the Services, UMB may rely conclusively upon the terms of the prospectuses and statement of additional information of the Trust relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust.  UMB shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

3.         Allocation of Charges and Expenses.

Adviser will continue to perform all services required to be performed by it under the Administration Agreement, except those services as are agreed to be performed by UMB under this Agreement. The parties agree and acknowledge that pursuant to the Administration Agreement, the Trust has undertaken to pay or cause to be paid all other expenses of the Trust not otherwise allocated to Adviser under the Administration Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing qualification of the shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of Adviser or any affiliated corporation of Adviser, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of Adviser in its capacity as investment adviser to the Trust.

4.         Compensation of UMB.

(a)        In consideration of UMB’s performance of the Services, Adviser will pay UMB the fees set forth on Schedule C to this Agreement.  In addition to such fees, Adviser will reimburse UMB for all of its reasonable out-of-pocket expenses incurred in providing the Services.

(b)        If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, UMB’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on Schedule C.  Payment of UMB’s compensation for the preceding month shall be made within thirty (30) days of receipt of invoice.  UMB retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty (30) day period.

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(c)        All amounts paid by Adviser to UMB pursuant to this Agreement shall be paid by Adviser from amounts it receives from the Trust under the Administration Agreement, unless the Adviser and the Trust agree otherwise.

(d)       All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.                  Indemnification and Limitation of Liability of UMB and Adviser.

(a)        The duties of UMB shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against it under this Agreement. UMB shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by this Agreement.  (As used in this Section 4, the term “UMB” shall include directors, officers, employees and other agents of UMB as well as UMB itself, to the extent such persons’ conduct relates to the performance of the Services under this Agreement.)

(b)        So long as UMB acts in good faith and with due diligence and without gross negligence, Adviser shall indemnify UMB and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of UMB’s actions or omissions with respect to the performance of the Services.

(c)        UMB shall indemnify Adviser and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of UMB’s actions or omissions involving UMB’s gross  negligence, willful misfeasance or reckless disregard of its obligations under this Agreement.

(d)       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL UMB, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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6.                  Services for Others.

Nothing in this Agreement shall prevent UMB or any affiliated person (as defined in the 1940 Act) of UMB from providing services for any other person, firm or corporation (including other investment companies); provided, however, that UMB expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to Adviser under this Agreement.

7.                  Duration of this Agreement.

(a)                This Agreement shall become effective upon the date first upon written, and shall continue in effect for one year (“Initial Term”) from that date and shall continue in force for one year thereafter (“Renewal Term”) but only so  long as such continuance is approved by the Trust and by the Board.  This Agreement shall terminate automatically upon the termination of the Administration Agreement.  UMB expressly agrees and acknowledges that the exercise by Adviser of any rights it may have under the Administration Agreement, including, in particular, any rights Adviser may have from time to time to terminate the Administration Agreement, shall not be restricted or limited in any manner by this Agreement.

(b)               Notwithstanding the foregoing, UMB may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving Adviser at least sixty (60) days prior written notice of such termination, specifying the date fixed therefore.

8.                  Assignment.

This Agreement shall not be assignable by either party without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

9.                  Amendments.

  This Agreement may not be amended or modified except by a written agreement executed by all parties.

10.              Certain Records.

UMB shall maintain customary records in connection with its duties as specified in this Agreement.  Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by UMB shall be the property of the Trust and will be made available to or surrendered promptly to Adviser upon its reasonable request or to the Trust upon its reasonable request.

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In case of any request or demand for the inspection of such records by another party, UMB shall notify Adviser and follow Adviser’s instructions as to permitting or refusing such inspection; provided that UMB may exhibit such records to any person in any case where it is advised by counsel to the Trust that the Trust may be held liable for failure of UMB to do so, or UMB could be held in contempt for failure to do so.

11.              Definitions of Certain Terms.

  The terms “interested person” and “affiliated person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

12.            Notice.

                     All notices required or permitted under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

To the Trust:                   American Independence Funds Trust II

                                       230 Park Avenue, Suite 534

                                       New York, NY 10169

                                       Attention: Eric M. Rubin

To UMB:                        UMB Fund Services, Inc.

                                       803 West Michigan Street

                                       Milwaukee, WI 53233

                                       Attention: John P. Zader

With a Copy to:             UMB Fund Services, Inc.

                                       803 West Michigan Street

                                       Milwaukee, WI 53233

                                       Attention: Constance Dye Shannon

13.              Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act.  In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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14.              Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.              Confidentiality/ Privacy.

UMB agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except, after prior notification to and approval in writing by Adviser or the Trust, which approval shall not be unreasonably withheld.

UMB acknowledges that nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Adviser, or collected or retained by Adviser to perform its duties as administrator of the Funds shall be considered confidential information.  UMB shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of Adviser or as required or permitted by law.  UMB shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.  UMB acknowledges and agrees to comply with the Trust’s statement of its privacy policies and practices as required by SEC Regulation S-P.

16.       Force Majeure.

Notwithstanding any other provision of this Agreement, UMB and Adviser assume no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, actions, decrees or orders of governmental bodies, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

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17,       Limited Power of Attorney.

                The Adviser shall cause the Trust to grant to UMB the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

18.       Prior Agreements

This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the day and year first above written.

UMB Fund Services, Inc.

By: _____________________

Name:

Title:

American Independence Financial Services, LLC

By:
Name:	Eric M. Rubin
Title:	President

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Schedule A

Name of Funds

American Independence Laffer Dividend Growth Fund

American Independence MAR Tactical Conservative Fund

American Independence MAR Tactical Moderate Growth Fund

American Independence MAR Tactical Growth Fund

American Independence MAR Tactical Aggressive Growth Fund

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SCHEDULE B

SERVICES

UMB shall:

1.                  Calculate contractual Fund expenses and make and control all disbursements for the Funds, subject to review and approval of an officer of the Trust or other authorized person (designated on the list of authorized persons approved by the Board), including administration of trustee and vendor fees and compensation on behalf of the Trust, and as appropriate;

2.                  Review the following documents prepared by the Adviser, subject to further review and approval by counsel to the Trust: (i) the annual update to the Trust’s registration statement on Form N-1A, and (ii) supplements to its prospectus and statement of additional information;

3.                  Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Fund as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Fund (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

4.                  Coordinate and prepare, with the assistance and approval of the Funds’ investment adviser, counsel and officers, drafts of communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Fund’s Form N-SAR; and file all required notices pursuant to Rule 24f-2;

5.                  Coordinate with the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

6.                  Calculate performance data of the Funds for dissemination up to fifteen (15) information services covering the investment company industry;

7.                  Assist in the preparation for execution by the Trust’s independent accountants and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants;

8.                  Assist with and coordinate printing of the Funds’ semi-annual and annual reports to Shareholders;

9.                  Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended.  In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

10.              Assist the Trust in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records.  In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures.  UMB will also provide the Board with quarterly results of compliance reviews;

11.              Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including:  monitoring regulatory and legislative developments which may affect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters.  The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates.  In addition, UMB will provide appropriate assistance with respect to audits conducted by the Funds’ independent auditors including compiling data and other information as necessary;

12.              Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

13.              Assist the Trust in connection with its obligations under Sections 302 and 906 of

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the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), UMB will internally establish and maintain controls and procedures ("UMB internal controls") designed to ensure that information recorded, processed, summarized, or reported by UMB and its affiliates on behalf of the Trust and included in financial information certified by Trust officers (“Certifying Officers”) on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by UMB within the time periods specified in the SEC's rules and forms and corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which UMB serves or served as financial administrator, UMB will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to UMB' services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by UMB, and as to UMB internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate).  In rendering such sub-certifications concerning Trust Reports, UMB may (a) limit its representations to information prepared, processed and reported by UMB; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Service Providers to the Trust, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust’s investment adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

The Trust shall assist and cooperate with UMB (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with UMB) to facilitate the delivery of information requested by UMB in connection with the preparation of the Trust's Form N-CSR and Form N-Q, including Trust financial statements, so that UMB may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed.  The Certifying Officers and the Chief Legal Officer (if any) of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative.  In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed.  At the request of the Trust or its Certifying Officers, UMB shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

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The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley.  Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by UMB in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by UMB (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws;

22.              File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year; and

23.              Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested;

24.              Maintain, prepare and file all required State Registrations or Blue Sky filings.

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Schedule C

Fees

Annual Net Asset-Based Fees (Fund Complex)*

■  First $2 billion in assets                                                                              2.00 basis points, plus

■  Next $2 billion in assets                                                                             1.75 basis points, plus

■  Assets over $4 billion                                                                                         1.50 basis points

Annual Minimum Fee*, **

■  Per fund                                                                                                                           $18,000

■  Note:  For each new Fund after the fifteenth (15th) Fund serviced under this Agreement, the asset based complex ranges above will be increased by $200 million.

* UMBFS will charge the greater of the Annual Net Asset-Based Fees or Annual Minimum Fee calculated in accordance with the terms set forth in the Agreement (the “Calculation”).  For purposes of this Calculation, the assets of the Funds serviced under this Agreement will be combined with the assets of any funds serviced by UMB under the Sub-Administration Agreement between the American Independence Funds Trust and UMB dated as of October 1, 2010, as amended.

CCO Support Services

Annual fee per fund family                                                                                                     $3,000

Special Projects and Services                                                                                           $175/hour

Out-of-Pocket Expenses and Other Related Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses;
photocopying; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Other expenses will be charged in accordance with the Administrator’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to Bloomberg, CCH, NASDAQ and IDC pricing and security information services).

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**The minimum and base fees are subject to an annual escalation equal to the increase in the Consumer Price Index –Urban Wage Earners (CPI) (but not to exceed five percent 5.0% per year). This escalation will be effective beginning one year from the date of this Agreement (the “Anniversary Date”) and on the corresponding Anniversary Date each year thereafter. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Optional Service Online Board Books	One-time implementation/ training fee	Annual fee

■  Multi-user online license – up to 12 users plus 3 committees                      $1,450           $6,000

■  Multi-user online license – up to 18 users plus 3 committees                      $2,150           $9,000

■  Multi-user online license – up to 24 users plus 3 committees                      $2,900         $12,000

■  Additional online committee license (per committee)                                    $100              $350

■  Additional online user license (per user)                                                          $250              $600

■  Local offline user license (per user)                                                                $200              $600

■  Additional Administrator  (allows you to build a board book)                       $300          $1,100

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

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